Exhibit 99.1

FOR IMMEDIATE RELEASE

Company provides update on improving transaction trends in its Consumer-to-Consumer Segment

Western Union to present at upcoming conferences, including Bernstein’s Annual Strategic Decisions Conference and Bank of America’s Global Technology Conference

DENVER, May 28, 2020: The Western Union Company (NYSE: WU), a global leader in cross-border, cross-currency money movement and payments, today announced that the Company will present virtually at the Bank of America Global Technology conference on Tuesday, June 2, 2020. The presentation will begin at 3:15 p.m. Pacific time and will include comments from Raj Agrawal, CFO.

Investors and interested parties will be able to listen to the investor presentation via webcast from http://www.westernunion.com, under the investor relations section. The archived webcast will be available approximately one hour after the conclusion of the presentation.

Also, as previously announced, Western Union CEO, Hikmet Ersek, will present virtually today at Bernstein’s 36th Annual Strategic Decisions conference at 4:00 p.m. Eastern time. Mr. Ersek will provide an update on the Company’s growth strategy and current trends.

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As highlighted with first quarter 2020 results, the decline in transactions for the Company’s Consumer-to-Consumer business associated with the COVID-19 crisis improved to -21% for the month of April, from approximately -30% in late March. The April improvement was led by better trends in the retail business and 77% transaction growth in the digital money transfer business.

▪	The Company has continued to see improved transaction trends thus far in the month of May in the Consumer-to-Consumer business, and will provide further specifics on May performance in early June.

Investors and interested parties will be able to listen to the investor presentation via webcast from http://www.westernunion.com, under the investor relations section. The archived webcast will be available approximately one hour after the conclusion of the presentation.

About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement and payments. Our omnichannel platform connects the digital and physical worlds and makes it possible for consumers and businesses to send and receive money and make payments with speed, ease, and reliability. As of March 31, 2020, our network included over 550,000 retail agent locations offering our branded services in more than 200 countries and territories, with the capability to send money to billions of accounts. Additionally, westernunion.com, our fastest growing channel in 2019, is available in over 75 countries, plus additional territories, to move money around the world. With our global reach, Western Union moves money for better, connecting family, friends and businesses to enable financial inclusion and support economic growth. For more information, visit www.westernunion.com.

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Contacts:

Media Relations:

Pia De Lima

+1 (954) 260-5732

Pia.DeLima@westernunion.com

Investor Relations:

Brendan Metrano

+1(720) 332-8089

Brendan.Metrano@westernunion.com